SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) : November 13, 1995


SHARED TECHNOLOGIES INC.

DELAWARE                0-17366          87-0424558
(State or other         (Commission      (I.R.S. Employer
jurisdiction of         File Number)     Identification No.
incorporation)

100 Great Meadow Road, Suite 104
Wethersfield, CT                           06109
(Address of principal                     (Zip Code)
executive offices)

Registrant's telephone number, including area code
(860-258-2400)

Total number of sequentially numbered paged in this filing, including exhibits hereto:

Item 7   Financial Statements and Exhibits

(a)      Financial  Statements of business acquired

     (i) Unaudited balance sheets for PTC Cellular, Inc. for the years ended December 31, 1994 and 1993. Unaudited statements of operation statements of changes in stockholders' (deficit) equity and statements of cash flow for the years ended December 31, 1994 and 1993 and the period ended December 31, 1992 from inception, including the notes thereto. 3

     (ii) Unaudited balance sheets for PTC Cellular, Inc. for the nine month ended September 30, 1995 and 1994. Unaudited statements of operation statements of changes in stockholders' (deficit) equity and statements of cash flow for the nine months ended September 30, 1995 and 1994 16 including the notes thereto.
(b)      Pro-forma financial information

     (i) Pro-forma consolidated balance sheet at September 30, 1995 (ii) Pro-forma consolidated statemetns of operation for the nine months ended September 30, 1995 (iii) Pro-forma consolidated statement of operations for the year ended December 31, 1994 (iv) Pro-forma consolidated statement of operations and balance sheet for the nine-months ended September 30, 1995. (v) Notes to Pro-forma statements

PTC Cellular, Inc.

Financial Statements
December 31, 1994

PTC Cellular, Inc.
Balance Sheet
(Unaudited)

                                                      December 31
                                                  1994                     1993
Assets
  Current assets:
  Cash and cash equivalents                      $23,568                $49,893
  Accounts receivable, net of allowance for doubtful
accounts                                       1,185,518              1,067,046
  of $285,917 and $246,813
  Prepaid expenses and other current assets      195,010                 57,195
                                                 -------                 ------
                Total current assets           1,404,096              1,174,134

  Software and Smart Phone Development         1,336,505                      -
  Property and equipment, net of $1,958,800 and $911,923
  accumulated depreciation                     5,249,527              6,351,229
  Intangible assets, net of $602,262 and $239,935
  accumulated amortization                     1,040,132              1,316,581
  Goodwill, net of $149,724 and $45,600 accumulated
  amortization                                 1,778,691              1,908,089
  Deferred income taxes net of valuation allowance of
  $3,291,111 and $0                                          -        1,113,041
  Other assets                                   252,808                 43,907
                                                 -------                 ------
  Total assets (pledged for parent company
debt, see Note 5)                             $11,061,759            $11,906,981
                                              ===========            ===========
Liabilities and Shareholder's (Deficit) Equity
  Current  liabilities
  Accounts payable and accrued expenses       $3,105,877             $3,061,009
                                               ----------             ---------
  Total current liabilities                    3,105,877             $3,061,009
  Payable to Peoples Telephone Company, Inc.
                                              13,457,738              6,986,533
  Unearned income                                 67,267                    --
                                                  ------  --------          --
                                             16,630,882              10,047,542
                                  ---------------------- ----------------------
Commitments and contingencies                        -                      -
  Shareholders' (deficit) equity:

  Common stock, $.01 par value, 25,000,000 shares
  authorized, 5,000,000 and 100 shares issued and
  outstanding as of December 31, 1994 and 1993    50,000                      1
Capital in excess of par value                 4,659,323              4,571,823
Accumulated deficit
                                             (10,278,446)           (2,712,385)
                                             ------------           -----------
Total shareholders' (deficit) equity
                                              (5,569,123)              1,859,439
                                             ----------------     --------------
Total liabilities and shareholders'
(deficit) equity                             $11,061,759             $11,906,981
                                             ============            ===========
The accompanying notes are an integral part of these financial statements

PTC Cellular, Inc.
Statements of Operations and Accumulated Deficit
(Unaudited)
                                                               From inception,
                 December 31,             December 31,         April 30, 1992 to
                      94                    1993               December 31, 1992
Revenues
Cellular            $11,472,639               $5,992,594             $1,498,532
Service and other       107,981                   33,265                      -
                        -------                   ------             ----------

Total revenues       11,580,620                6,025,859              1,498,532

Cost and expenses:
Telephone charges     5,867,726                3,414,254                434,591
Commissions             766,815                  845,790                270,780
Cost of operations    3,292,712                2,130,635                517,959
Depreciation and
amortization          2,470,362                1,114,830                 82,628
Selling, general and
administrative        1,639,910                1,110,097                483,464
Provision for bad
debts                 1,842,929                  568,040                 14,034
Allocations from Peoples
Telephone Company, Inc.     -                   359,700                 156,968
Interest on Payable to Peoples Telephone
Company, Inc.               -                   782,586                 205,747
Telephone equipment
write-down            1,010,900                       -                      -
                      ----------                --------               --------
Total costs &
           expenses  18,033,640                9,546,361              1,803,456
                     ----------                ---------              ---------
Loss before taxes   (6,453,020)              (3,520,502)              (304.924)
Income tax
 (provision)/benefit(1,113,041)                1,113,041                      -
                    -----------                ---------              ---------
Net loss            (7,566,061)              (2,407,461)              (304,924)
Accumulated deficit,
beginning of period (2,712,385)                (304,924)                      -
                    -----------                ---------               --------
Accumulated deficit,
end of period     $(10,278,446)             $(2,712,385)             $(304,924)
                  =============             ============             ==========

The accompanying notes are an integral part of these financial statements

PTC Cellular, Inc.
Statement of Changes in Shareholders' (Deficit) Equity
(Unaudited)

                                         Common Stock



          Invested     Capital in                         (Accumulated)
           Shares      Amount     Capital   Excess of Par   Deficit)      Total
Balance
at January
1, 1992        -         -         -             -              -            -
Invested Capital
from Peoples
Telephone
Company, Inc.  -        -      $340,000          -                      $340,000
Net loss       -        -          -             -        (304,924)    (304,924)
           --------  --------  -------        ------     -----------   ---------
Balance at
December 31,
1992           -        -      340,000           -        (304,924)       35,076
Issuance of
Common Stock 100        1     (340,000)     3,969,470         -        3,629,471
Pushdown of purchase
of 25%
from Nationwide
by Peoples
Telephone
Company, Inc.  -        -        -            602,353         -          602,353
Net loss       -        -        -               -     (2,407,461)   (2,407,461)
         ------------  ------  -------      ---------  -----------   -----------
Balance at December
31, 1993    100         1        -          4,571,823  (2,712,385)     1,859,439
Issuance of additional shares
of Peoples telephone Company,.
Inc. for no consideration
       4,499,900    44,999       -            (44,999)         -              -
Exercise of stock
options  500,000     5,000       -            132,499          -         137,499
Net loss        -        -       -                -    (7,566,061)   (7,566,061)
         --------- -------- ---------      ---------- ------------- ------------
Balance at
December 31,
1994   5,000,000    50,000       -          4,659,323 (10,278,446)   (5,569,123)
    ============= ============ =========== ========   =============  ===========
The accompanying notes are an integral part of these financial statements

PTC Cellular, Inc.
Statements of Cash Flows
(Unaudited)
                         For the year ended December 31,

                            1994                 1993                1992
Cash flows from operating
activities:
  Net loss            $(7,566,061)        $(2,407,461)           $(304,924)

Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
  Depreciation of property
and equipment          2,003,911             848,147               63,776
  Amortization of intangible
assets                   362,327             221,083               18,852
Amortization of goodwill 104,124              45,600                    -
 Deferred income taxes 1,113,041          (1,113,041)                   -
  Provision for telephone
equipment losses       1,010,900                   -                    -
Write-off capitalized
fee                       40,000                   -                    -
  Changes in assets and liabilities:
  Increase in accounts
receivable              (118,472)         (1,045,726)             (21,320)
  Increase in prepaid expenses
and other current       (137,815)            (39,686)             (17,509)
  assets
Increase in other
 assets                 (208,901)            (43,907)                    -
  Increase (decrease) in
accounts payable and      44,868           2,938,966              122,043
  accrued expenses
  Increase in unearned
income                    67,267                   -                    -
  Net cash used in operating
activities            (3,284,811)           (596,025)            (139,082)
                      ------------     ----------------    --------------------

Cash flows from investing activities:
  Property and equipment additions
                      (2,033,109)         (6,661,070)            (602,082)
  Software and Smart Phone development
                      (1,336,505)                  -                    -
  Intangible assets additions
                         (85,878)         (1,381,516)            (175,000)
  Goodwill deletions (additions)
                          25,274          (1,958,689)                    -
  Proceeds from sale of telephones
                          80,000                    -                    -
                    ----------------- -------------------   ------------------
  Net cash used in investing
activities            (3,350,218)         (9,996,275)            (777,082)
              -------------------- ------------------- --------------------

Cash flow from financing activities:
  Invested capital        -                       -                340,000
  Issuance of common
  stock                  137,499           3,629,471                    -
  Capital in excess of par-goodwill, 25%,
  acquisition-PCC              -             602,353                    -
  Net borrowing from Peoples Telephone Company,
  Inc.                 6,471,205           6,384,432              602,101
                    ------------------ ------------------- --------------------

Net cash provided by
financing activities   6,608,704          10,616,256              942,101
                  -------------------- ------------------- --------------------

  Net (decrease) increase in cash and cash
  equivalents            (26,325)              23,956               25,937
  Cash and cash equivalents at
beginning of period       49,893               25,937                    -
                  -------------------- ------------------- --------------------

  Cash and cash equivalents at
  end of period           23,568              49,893               25,937
                    ================== =================== ====================


The accompanying notes are an integral part of these financial statements

PTC Cellular, Inc.
Notes to Financial Statements
December 31, 1994

1. General

Description of business

     PTC Cellular, Inc. ("the Company") is a provider of in-car wireless telephone service to persons who rent cars from certain domestic cart rental companies. The Company is a 90% owned subsidiary of Peoples Telephone Company, Inc. ("Peoples"). The Company was developing new car phones known as "smart phones". It intended that these smart phones would periodically signal the Company. This signal would be expected to enable the Company to detect when phones are inoperable. With this change in technology the Company anticipates less down time for phones. With the use of smart phones the Company anticipates being able to change the cellular telephone number without physically being there.

As reflected in the accompanying financial statements, the Company has sustained losses from operations since inception. As a result, the Company depended substantially on Peoples for funding. In December 1994 the parent company approved the divestiture of the cellular telephone operations and reported this segment of the business as a discontinued operation in its consolidated financial statements. This was an effort on the part of Peoples to return its focus to its core public paytelephone business, which resulted in curtailed financing to the Company. The Company has concentrated its efforts on obtaining third party financing, and ultimately a purchaser, to sustain operations and to finance the development and production of the smart phone technology(See Note
10).

Acquisitions

The Company was incorporated on February 11, 1993 to acquire the assets of Portable Cellular Communications, Inc. ("PCC"). The Company also acquired from Peoples all of the assets of Carifone Cellular Phone Rentals, Inc. ("Carifone"). These assets were acquired by Peoples in 1992 for $340,000 in cash and the issuance of 7,500 shares of the Peoples outstanding common stock. This transaction was accounted for as a purchase as of April 30, 1992 (inception) and, accordingly, the results of operations of Carifone have been included in the consolidated financial statements of Peoples from the date of acquisition. When the Company was incorporated, the assets of Carifone were transferred to the Company's books.

During 1993 the Company acquired the assets of PCC, a majority owned subsidiary of Nationwide Cellular Services, Inc. ("Nationwide"), for $2.5 million in cash and the issuance of 25% of the Company's outstanding common stock. This transaction was accounted for as a purchase as of July 1, 1993 and, accordingly, the results of operations of the company acquired have been included in the consolidated financial statements of the Company from the date of acquisition.

In July 1994 Peoples acquired the 25% interest in the Company owned by Nationwide for $275,000. This transaction was pushed down to the Company by Peoples, resulting in a $602,353 charge to goodwill. Also, the Company issued additional stock. The Company originally had 100 shares issued and outstanding, and, subsequently, the Company issued 4,499,900 additional shares to Peoples for no additional consideration. Furthermore, the Company issued and sold 500,000 shares (a 10% interest in the Company) to its President for consideration of $87,500 and a note receivable of $50,000. The note bears interest at 7.5% per annum, and matures July 18,1995.

The following unaudited consolidated pro forma combined condensed statements of income for the years ended December 31, 1993 and 1992 have been prepared to reflect the Carifone and PCC acquisitions by the Company, as if they were consummated as of January 1, 1992, after giving effect to certain pro-forma adjustments as described below.

                                         For the year ended December 31
                                        1993                          1992

Total revenues                       $8,027,975                     $5,484,246

(Loss) before extraordinary item     (2,724,978)                    (1,082,287)

Net (loss)                           (2,724,978)                    (1,082,287)


Pro forma adjustments reflect depreciation of fixed assets, amortization of intangible assets acquired and accrual for income taxes. There is no adjustment for interest expense because these was no debt issued in relation to this purchase.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company defines cash and cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and the intercompany debt to the parent company approximate their fair values.

Software and Smart Phone Development

The smart phone development costs relate to the costs for outside companies to develop and test the smart phones technology.

The software is also being developed through the use of outside companies, as well as, consultants. This software will be used in conjunction with the smart phones to tract the phones both operationally and for usage.

All related costs are capitalized when incurred after feasibility has been reached. Management has assessed the software and smartphone development to be feasible. These costs will be amortized over the estimated useful lives once the smart phones are placed in service.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the assets commencing when the equipment is installed or placed in service. Installation, maintenance and repair costs are charged to expense.

Intangible Assets

Location contracts and intangible assets primarily result from business combinations and include owner contracts, agreements not to compete and other identifiable intangible assets. these assets are being amortized on the straight-line basis over the estimated life, assuming, in some instances, renewal of the underlying contracts (3 to 6 years). In 1992 Peoples acquired a n on-compete contract from the founder of Carifone for $175,000. An additional $214,500 was paid to the founder in 1993 to extend the non-compete agreement terms. In 1993 the Company acquired from PCC location contracts with an estimated value of $556,392. Costs of $627,197 related to the acquisition start-up of PCC were capitalized. The Company paid an additional $69,305 for start-up costs in 1994 which were also capitalized. Amortization expense for 1994, 1993 and 1992 was $362,327, $221,083 and $18,852, respectively.

Goodwill

Goodwill primarily arising from the PCC acquisition during 1993 is being amortized on a straight-line basis over 10 years. Amortization expense for 1994 and 1993 was $104,124 and $45,600, respectively.

Revenue Recognition

Revenues are recognized when earned. The Company recognized revenue from the rental of cellular telephones monthly, as the calls are made.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS109),, Accounting for Income Taxes. SFAS 109 requires companies to record deferred tax liabilities or assets for the deferred tax consequences of all temporary differences and requires ongoing adjustments for enacted changed in tax rates and regulations. A valuation allowance reducing the deferred tax asset recognized must be recorded if it is determined it is more likely than not the asset will not be realized.

Accounts Receivable

Accounts receivable of $1,471,435 and $1,313,859 at December 31, 1994 and 1993, respectively, consists primarily of amounts due from billings in the ordinary course of business.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principles requires the use of management's estimates.

3. Property and Equipment

Property and equipment is summarized as follows:


                                                             Estimated useful
                                          December 31,                  lives
                                   1994                 1993        (in years)
Installed telephones and related
equipment                       $6,353,893           $6,613,183             3-5
Furniture, fixtures and
office equipment                   818,738              615,243               5
Other                               35,651               34,726               5
                                    ------               ------
                                 7,208,322             7,263,152

Less: Accumulated depreciation   1,958,800              911,923
                                 ---------              -------
                                $5,249,527             $6,351,229

Depreciation expense of $2,003,911, $818,147 and $63,776 was recognized for 1994, 1993 and 1992, respectively.

4. Accounts payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

                                                           December 31,
                                         1994                          1993
                                         ----------------------------------
Telecommunications Charges               $1,041,546                    $970,680
Commissions                                  52,884                      87,927
Telephone Equipment Purchased               762,910                     772,902
Bill Processing Services                    370,803                         -
Other                                       877,734                   1,229,500
                                            -------                   ---------
                                         $3,105,877                  $3,061,009

5. Commitments and Contingencies

Lease Commitments

The Company occupies space in Peoples Miami Florida offices and did not have a written lease agreement and as such has no lease commitment. The Company, however, is allocated expenses from the parent company, which includes the payment of rent (see Note 6).

Debt Guarantee

Under the terms of Peoples $125 million credit facility the Company acts as a guarantor and has pledged certain assets as collateral for this debt. During July 1995, Peoples completed the sale of $100 million of Senior Notes due 2002 (the "Senior Notes") and the issuance of 150,000 shares of Series C Cumulative Convertible Preferred Stock (the "Preferred Stock") for $15 million. The net proceeds of approximately $109.5 million from the Senior Notes and the Preferred Stock were used to repay the outstanding balance due under Peoples $125 million credit facility and certain other notes payable of approximately $105.1 million, in the aggregate. Simultaneously with the sale of the Senior Notes and the issuance of the Preferred Stock, Peoples executed the Fourth Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Creditanstalt Bankverein (the "Bank"). The Loan Agreement provides for a new $40 million credit facility. The Loan Agreement is secured by substantially all of Peoples and the Company's assets and contains certain restrictive covenants.


Contingent Liabilities

"Cloning" is an industry term which describes the illegal programming of cellular telephone numbers into unauthorized telephones so that cloners can sell airtime which is billed to subscriber or customer of the cellular telephone and not the actual user of the cloned telephone. Carriers in general provide a credit for airtime attributable to a cloned telephone provided the Company complies with that carrier's policy on notification of a cloned telephone; therefore, the Company excludes the fraudulent calls from its payments to its carriers and claims a credit for such calls. As of December 31, 1994 the unrecorded liability for these unapproved credits taken by the Company amounted to approximately $2,110,000; $650,000 relates to McCaw Cellular Communications of Florida, Inc. (d/b/a Cellular One); $1,200,000 relates to L.A. Cellular, which was subsequently credited; and the remaining amount relates to NYNEX and various other carriers. In connection with cellular cloning fraud disputes involving Cellular One and NYNEX, Peoples has filed a claim. The insurance company has preliminarily denied coverage for this claim and Peoples intends to file suit against insurance company in connection with said denial.

Patent

QuickCall Corporation ("QuickCall") filed suit asserting claims of patent infringement, alleging that the Company infringed upon patented technology related to this operation of cellular phones, but without reference to time or place of that infringement or particular equipment. The Company has filed a response to QuickCall's Complaint in the form of a motion for more definite statement, due to the vague nature of QuickCall's allegations. That motion is still pending before the Court, together with a motion filed on behalf of Peoples to dismiss QuickCall's claims for failure to state a claim. The Company anticipates that it will dispute the validity of the patents upon which QuickCall bases its action. QuickCall has not specified the amount of damages it claims to have incurred due to any conduct by the Company and has not tendered a settlement demand. Because of the preliminary nature of the litigation, management and the Company's outside counsel are unable to predict the outcome of such litigation. Accordingly, the financial statements do not include any adjustments that might result from this uncertainty.

Litigation

On March 24, 1995 the Company commenced a lawsuit against Ericsson GE Mobile Communications, Inc., arising from the purchase of mobile telephones. The Company alleges that Ericsson breached certain warranties given in connection with Ericsson's sale of mobile telephones to the Company. The Company has accrued, as of December 31, 1994, a liability for equipment received from Ericsson in the approximate amount of $664,000 and has not authorized payment of these invoices based on Ericsson's alleged breach of warranty and the resulting damages sustained by the Company. The amount of damages sought by the Company substantially exceeds the accrued liability.

On September 6, 1995 Peoples, the majority shareholder of the Company, commenced a lawsuit against Cellular One, a vendor which has provided cellular telephone services to the Company. The claim involves approximately $800,000 in fraudulent telephone charges incurred in connection with the Company's telephone rental operations. Cellular One has demanded payment of the full amount in dispute, despite the fact that all, or substantially all, of the charges were generated through unauthorized, improper cloning of the Company's cellular telephone numbers. In connection with this litigation Cellular One has countersued Peoples for this amount. The Company does not believe that it is liable for payment of the fraudulent cloning charges. At this juncture, management and the Company's outside counsel are unable to evaluate the likelihood of an unfavorable outcome in this matter.


6.  Related Party Transactions


The Company has been substantially dependent upon Peoples to provide sufficient funding to meet its cash requirements. The Company also relies on certain functions provided by Peoples such as legal, MIS, Finance and human resources. During 1994 and 1993 Peoples allocated to the Company administrative expenses of $359,700 and $156,968, respectively. The allocations to the Company were based on estimated usage. Employees who worked on Peoples and its subsidiaries were asked to segregate their estimated time, by division, for the month. These estimates were updated in mid-1994 and these allocations remained for the year ended December 31, 1994. Peoples also charges the Company rent expense of $25,000 per month. Charges by Peoples for provided services are not necessarily indicative of what would be negotiated with independent third parties.

The payable to Peoples for funding as of December 31, 1994 and 1993 was $13,457,738 and $6,986,533, respectively. Interest accrues on the intercompany balance plus overdrafts at a rate of one half percent above Peoples' borrowing rate (9.75% at December 31, 1994).

Employees of the Company are included in the savings plan under the provisions of section 401(k) of the Internal Revenue Code and the stock option plan for Peoples.

7.  Income Taxes

The Company has net operating losses of approximately $10 million for financial reporting purposes and approximately $9.4 million for tax purposes which are available to reduce future taxable income and income taxes, if any. These carryforwards expire commencing in 2008. The net operating loss carryforward for financial reporting purposes differs from the tax amount primarily due to differences in the treatment of reserves (inventory and bad debt) and depreciation.

A valuation allowance reducing the asset recognized must be recorded if it is determined that it is more likely than not that the asset will not be realized. In 1993, a deferred tax benefit of $1,113,041 was recorded. In 1994, due to the uncertainty surrounding realizability of future tax benefits arising from cumulative losses, a valuation allowance in the amount of $3,291,111, which represents the full amount of the future tax benefit associated with the cumulative net operating loss carryforwards, has been established. The result is a $1,113,041 net tax provision in 1994.

8.  Major Contracts

The Company utilizes one main channel of distribution, rental car companies. As such, the Company has agreements with rental car companies to install cellular phones in their rental cars.

The Company has a five year contract with Avis Rent A Car System, Inc. (Avis) effective March 1, 1995. This is an exclusive contract for Avis locations. Effective October 1995 the Company amended its Avis contract. Under this amended agreement, the Company must, among other things, have installed 10,000 Ericsson or smart phones by January 1, 1996 and replace all Ericsson phones so that 10,000 smart phones are installed by December 31, 1996. Additionally, the contract contains minimum commission payments. About 87% of the Company's revenues are currently generated through Avis locations.

The Company has a three-year exclusive agreement, effective January 23, 1995, for several major corporate Budget Rent-A-Car markets across the United States. The Company has agreed to install phones in 10% of the fleet specified by Budget in each market. Once a deployment schedule is established, the Company is obligated under the agreement to deploy the 10% minimum within six months. To date, no deployment schedule has been set and, therefore, the Company has not been required to meet the 10% minimum.

9.  Bank Loan

In May 1995 the Company signed an agreement with Creditanstalt Corporate Finance, Inc. for a one year loan for up to $2.5 million, with interest rate fluctuating daily, equal to the higher of the Creditanstalt prime rate or the Federal Funds Rate plus l/2 of 1%. This loan is guaranteed by Peoples and is collateralized by the smart phone.

10.  Sale of Certain Assets Subject to Certain Liabilities

On July 21, 1995 the Company sold certain portable cellular phone assets to Shared Technologies Cellular, Inc. ("STC") for $225,000. On November 13, 1995, Peoples sold certain assets subject to certain liabilities as well as assigned certain contracts of the Company to Shared Technologies Cellular, Inc. ("STC") for approximately $6.1 million. Of the $6.1 million, $2.5 million represents consideration contingent upon future earnings which is not recognizable for financial reporting purposes at the time of the sale. Accordingly, recognizable consideration amounted to $3.6 million: $0.3 million in cash; a $2.0 million promissory note bearing interest at 8.0% per annum, with principal interest payable semiannually through 2000; STC will pay certain of the Company's liabilities, net of trade receivables as of November 1, 1995, for a total of $1.2 million; and 100,000 shares of STC common stock with an adjusted, estimated value of approximately $100,000.

The sale included the following assets of the Company: The entire in-car phone fleet of approximately 15,000 Ericsson phones; patents pending on the computer operating system including the smart phone technology and 1,530 smart phones; and computer equipment. The Company's contracts with rental car companies (see
Note 8) and with certain carriers were assigned to STC along with manufacturing and royalty agreements for the smart phone.

Upon the November 13, 1995 sale, the Company ceased its business operations.

Peoples retained all liabilities in excess of $1.2 million assumed by STC, including any potential liabilities arising from the lawsuits described in Note 5 and the approximate $1.6 million outstanding on the Bank Loan described in
Note 9 at November 13, 1995.

During 1995 the Company made significant additional investments in the development and manufacture of the smart phone. The recognizable consideration received of $3.6 million (exclusive of the $2.5 million potential revenue earn out due to its contingent nature) was not sufficient to recoup the carrying amounts of the long lived assets, as of December 31, 1994 and the significant subsequent capital additions. As a result the sales transaction resulted in a loss. Management of the Company is unable to estimate the impact of the loss on this sale transaction on the long-lived assets of the Company as of December 31, 1994, accordingly no loss has been provided in the accompanying financial statements.

PTC Cellular, Inc.
Balance Sheets
September 30, 1995 and 1994
(unaudited)

                                          September 30, 1995
ASSETS
Current assets:

  Cash                                              $18,607
  Accounts receivable, net of allowance
  at Sept 30 1995 and 1994 of                       810,449
      $589,351 and $1,256,532,
       respectively.
  Pre-Paid Expenses and Other Current Assets        405,777
                                             ----------------

              Total current assets                1,234,833
                                            -----------------


Property and Equipment, net of allowance at
Sept, 30 1995 and 1994                            8,609,659
   of $2,824,081 and $1,920,299,
   respectively.
Intangible Assets, net of allowance at Sept
 30, 1995 and 1994 of                             2,351,673
   $881,903 and $635,543, respectively.
Deferred Tax Asset                                        0
Other Assets                                         96,018
                                        -------------------

                 Total assets                   $12,292,183
                                        ===================

LIABILITIES and STOCKHOLDERS'  DEFICIT

Current liabilities:

 Accounts payable and Accrued Expenses           $2,370,096
 Creditanstalt Note Payable                       1,600,000
                                        -------------------
              Total current liabilities           3,970,096
                                        -------------------
Long Term Liabilities:
  Payable to PTC                                 17,142,823
  Other Long Term Liabilities                             0

Stockholders'  deficit
  Common Stock; $.01 par value,  25,000,000 shares authorized,
     5,000,000 and 500,100 shares issued and outstanding as of Sept 30, 1995 and 1994.
                                                     50,000
  Additional paid-in capital                      4,659,323
  Accumulated deficit                           (13,530,059)
                                         -------------------

              Total stockholders' deficit        (8,820,736)
                                          ------------------

 Total liabilities and stockholders' deficit    $12,292,183
                                            ================





PTC Cellular, Inc.
Statements of Operations
For the Nine Months Ended
September 30, 1995 and 1994
(unaudited)
                                        September 30,1995
                                      -------------------
Revenues                                       $5,801,328
Cost of revenues                                5,297,067
                                      -------------------
Gross profit                                      504,261

Selling, general & administrative expenses:     2,861,907
                                      -------------------
Operating loss                                (2,357,646)
Interest expense                                (893,967)
                                      -------------------
                                             ($3,251,613)
                                      ===================


PTC Cellular, Inc.
Statements of Cash Flows
For the Nine Months Ended
September 30, 1995 and 1994
(unaudited)

                                                   September 30,1995
                                                  -------------------
Cash Flows Provided by  Operating Activities:
  Net Loss                                               ($3,251,613)
  Adjustments:
        Depreciation and amortization                       1,620,791
        Loss on Sale of Portable                              119,007
        Deferred Tax Asset                                          0
        Change in Assets and Liabilities:
           Decrease (Increase) in accounts receivable         377,279
           Decrease (Increase) in Prepaid expenses
           and other current assets                          (238,100)
           Decrease (increase) in Other Assets                156,790
           Increase (Decrease) in accounts payable and
           accrued expenses                                  (735,781)
           Increase (Decrease) in other long term liabilities (67,267)
                                                             ----------
  Net cash provided by  operating activities               (2,018,894)
                                                      -------------------

Cash Flows Used in Investing Activities:
           Decrease (Increase) in Property and Equipment   (3,413,885)
           Decrease (Increase) in Intangible Assets           (82,267)
           Proceeds from sale of portable                     225,000
                                                         --------------
  Net cash used in investing activities                    (3,271,152)
                                                         ---------------

Cash Flows Provided by Financing Activities:

   Loans from PTC                                            3,685,085
  Creditanstalt Note                                         1,600,000
  Issuance of common stock                                           0
                                                   -------------------
  Net cash provided by financing activities                  5,285,085
                                                   -------------------

Net increase in cash                                           (4,961)
Beginning of Period                                             23,568
                                                   -------------------
Cash, End of Period                                            $18,607
                                                   ===================
                                                   ===================


PTC Cellular, Inc.
Notes to Financial Statements
September 30, 1995
(unaudited)


Note 1 - General

Description of business

PTC Cellular, Inc. ("PTCC" or the "Company") is a provider of in-car wireless telephone service to persons who rent cars from certain domestic car rental companies. The Company is a 90% owned subsidiary of Peoples Telephone
Company, Inc. ("Peoples").

The Company was developing new car phones known as "smart phones". These smart phones will periodically signal the Company. This signal enables the Company to detect when phones are inoperable. With this change in technology the Company anticipates less down time for phones and ultimately increased revenues.

As reflected in the accompanying financial statements, the Company has sustained losses from operations. As a result, the Company depended substantially on Peoples for funding. In December 1994, the parent company approved the divestiture of the cellular telephone operations and reported this segment of the business as a discontinued operations in its consolidated financial statement. This was an effort on the part of Peoples to return its focus to its core public pay telephone business, which resulted in curtailed financing to the Company. The Company has concentrated its efforts on obtaining third party financing, and ultimately a purchaser, to sustain operations and to finance the development and production of the smart phone technology (see note 9).

Acquisitions

In July 1994 Peoples acquired the 25% interest in the Company owned by Nationwide Cellular Services, Inc. This transaction was pushed down to the Company by Peoples, resulting in a $602,353 charge to goodwill. Also, the Company issued additional stock. The Company originally had 100 shares issued and outstanding, and, subsequently, the Company recapitalized by issuing 4,499,900 additional shares. Furthermore, the Company issued and sold 500,000 shares (a 10% interest in the Company) to its President for consideration of $87,500 and a note receivable of $50,000. The note bears interest at 7.5% per annum, and matures July 18, 1995.

Note 2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company defines cash and cash equivalents as those highly liquid investments purchased with an original maturity of three months or less.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalent, accounts receivable, accounts payable, and the intercompany debt to the parent company approximate their fair values.

Software and Smart Phone Development

Includes software and developmental costs, for internal use, with a useful life of over five years, externally developed from scratch after the feasibility of the projects had been determined. These costs will be amortized over a five year period when the smart phone becomes operational.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets commencing when the equipment is installed or placed in service. Installation, maintenance and repair costs are charged to expense.

Intangible Assets

Location contracts and intangible assets primarily result from business combinations and include owner contracts, agreements not to compete and other identifiable intangible assets. These assets are being amortized on the straight-line basis over the estimated life, assuming, in some instances, renewal of the underlying contracts (3 to 6 years).Amortization expense for the nine months ended September 30, 1995 and 1994 was $ 235,380 and $236,602, respectively.

Goodwill is being amortized on a straight-line basis over 10 years. Amortization expense for the nine months ended September 30, 1995 and 1994 was $144,757 and $113,406, respectively.

Revenue Recognition

Revenues are recognized when earned. The Company recognizes revenue from the rental of cellular telephones monthly, as the calls are made.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 requires companies to record deferred tax liabilities or assets for the deferred tax consequences of all temporary differences and requires ongoing adjustments for enacted changes in tax rates and regulations. A valuation allowance reducing the deferred tax asset recognized must be recorded if it is determined it is more likely than not the asset will not be realized.


Note 3 - Property and Equipment

Property and equipment is summarized as follows:
                                            September 30,     Estimated
                                         1995         1994   Useful Lives
                                       ----------   ----------
                                                              (in years)
Installed telephones and related
equipment ........................    10,536,625    8,398,723          3-5
Furniture, fixtures and office
  equipment   ....................       862,556      748,438            5
Other ............................        34,559       34,559            5
                                       ----------   ----------
                                      11,433,740    9,181,720
Less:  Accumulated depreciation ..     2,824,081    1,920,299
                                      ----------   ----------
                                       8,609,659    7,261,421

Depreciation expense of $1,240,654 and $1,442,568, was recognized for the nine months ended September 30, 1995 and 1994, respectively.


Note 4-Commitments and Contingencies

Lease Commitments

The Company's offices are located in Miami, Florida. The Company occupies space in Peoples's offices and did not have a written lease agreement and as such no lease commitment. The Company, however, is allocated expenses from the parent company, which include the payment of rent.

Debt Guarantee

Under the terms of Peoples $125 million credit facility, the Company acts as a guarantor and has pledged certain assets as collateral for this debt. During July 1995, Peoples completed the sale of $100 million of Senior Notes due 2002 (the "Senior Notes") and the issuance of 150,000 shares of Series C Cumulative Convertible Stock (the "Preferred Stock") for $1.5 million. The net proceeds of approximately $109.5 million from the Senior Notes and the Preferred Stock were used to repay the outstanding balance due under Peoples $125 million credit facility and certain other notes payable at approximately $105.1 in the aggregate. Simultaneously with the sale of the Senior Notes and issuance of the Preferred Stock, Peoples executed the Fourth Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Creditanstalt Bankverein (the "Bank"). The Loan Agreement provides for a new $40 million credit facility . The Loan Agreement is secured by substantially all of Peoples and the Company's assets and contains certain restrictive covenants.

Contingent Liabilities

     "Cloning" is an industry term which describes the illegal programming of cellular telephone numbers into unauthorized telephones so that cloners can sell air-time which is billed to the subscriber or customer of the cellular telephone and not the actual user of the cloned telephone. Carriers in general provide a credit for air-time attributable to a "cloned telephone" provided the Company complies with that carrier's policy on notification of a cloned telephone; therefore, the Company excludes the fraudulent calls from its payments to its carriers and claims a credit for such calls. As of September 30, 1995 the unrecorded liability for these unapproved credits taken by the Company amounted to approximately $2,110,000. $650,000 related to Mc Caw Cellular Communications of Florida, Inc (dba Cellular One); $1,200,000 relates to LA Cellular, which was subsequently credited; and the remaining amount relates to NYNEX and various other carriers. In connection with the cellular cloning fraud disputes involving Cellular One and NYNEX, Peoples has filed a claim. The insurance company has preliminary denied coverage for this claim and Peoples intends to file suit against the insurance company in connected with said denial. Patent

QuickCall Corporation ("QuickCall") filed suit asserting claims of patent infringement, alleging that the Company infringed upon the patent technology related to this operation of cellular phones, but without reference to time or place of that infringement or particular equipment. The Company has filed a response to QuickCall's complaint in the form of a motion for more definite statement, due to the vague nature of QuickCall's allegations. This motion is still pending before the court, together with a motion filed on behalf of Peoples to dismiss QuickCalls' claims for failure to state a claim. The Company anticipates that it will dispute the validity of the patents upon which QuickCall bases its action. QuickCall has not specified the amount of damages it claims to have incurred due to and conduct by the Company and has not tendered a settlement demand. Because of the preliminary nature of the litigation, management and the Company's outside council are unable to predict the outcome of such litigation. Accordingly, the financial statements do not include any adjustments that might result from this uncertainty.

Litigation

On March 24, 1995 the Company commenced a lawsuit against Ericcson GE Mobile Communications, Inc., arising from the purchase of mobile telephones. The Company alleges that Ericcson breached certain warranties given in connection with Ericcson's sale of mobile telephones to the Company. The Company has accrued, as of September 30, 1995, a liability for equipment received from Ericcson in the approximate amount of $ 664,000 and has not authorized payment of these invoices based on Ericcson's alleged breach of warranty and the resulting damages sustained by the Company. The amount of damages sought by the Company substantially exceeds the accrued liability.

On September 6, 1995 Peoples, commenced a lawsuit against Cellular One, a vendor which has provided cellular telephone services to the Company. The claim involves approximately $ 800,000 in fraudulent telephone charges incurred in connection with the Company's telephone rental operations. Cellular One has demanded payment of the full amount in dispute, despite the fact that all, or substantially all, of the charges were generated through unauthorized, improper "cloning" of the Company's cellular telephone numbers. In connection with this litigation, Cellular One has countersued Peoples for this amount. The Company does not believe that it is liable for payment of the fraudulent cloning charges. At this juncture, management and the Company's outside counsel are unable to evaluate the likelihood of an unfavorable outcome in this matter.



Note 5 - Related Party Transactions

The Company has been substantially dependent upon Peoples to provide sufficient funding to meet its cash requirements. The Company also relies on certain functions provided by Peoples such as legal MIS, finance, and human resources. During the nine months ended September 30, 1995 and 1994, Peoples allocated to the Company administrative expenses of $183,672 and $197,815, respectively. Charges by Peoples for provided services are not necessarily indicative of what would be negotiated with independent third parties.

The payable to Peoples for funding as of September 30, 1995 and 1994 was $17,142,823 and $11,645,935, respectively. Interest accrues on the intercompany balance plus overdrafts at a rate of one half percent above Peoples' borrowing rate (9.75% as of December 31, 1994).

Employees of the Company are included in the saving plan under the provisions of section 401(k) of the Internal revenue Code and the stock option plan for Peoples.

Note 6 - Income Taxes

The Company has net operating losses of approximately $10 million for financial reporting purposes and approximately $9.4 million for tax purposes which are available to reduce future taxable income and income taxes, if any. These carryforwards expire commencing in 2008. The net operating loss carryforward for financial purposes differs from the tax amount primarily due to differences in the treatment of reserves (inventory and bad debt) and depreciation.

A valuation allowance reducing the asset recognized must be recorded if it is determined that it is more likely than not that the asset will not be realized. A valuation allowance in the amount of $3,291,111, which represents the full amount of the future tax benefit associated with the cumulative new operating loss carryforwards, has been established. The result is a $1,113,041 new tax provision in 1994.

Note 7 -  Major Supplier

The Company utilizes one main channel of distribution, rental car companies. As such, the Company has agreements with rental car companies to install cellular phones in their rental cars.

The Company has a five year contract with Avis Rent A Car System, Inc. ("Avis") effective March 1, 1995, amended effective October 1, 1995. This is an exclusive contract for Avis locations. Under this agreement, the Company must have installed 10,000 Ericcson or "Smart" phones by January 1, 1996 and 10,000 "Smart" phones by December 31, 1996. About 87% of the Company's sales are through AVIS locations.

The Company has a three-year exclusive agreement, effective January 23, 1995, for several major corporate Budget Rent-A-Car markets across the United States. The Company has agreed to install phones in 10% of the fleet specified by Budget in each market. Once a deployment schedule is established, the Company is obligated under the agreement to deploy the 10% minimum within six months. To date, no deployment schedule has been set and, therefore, the Company has not been required to meet the 10% minimum.

Note 8 - Bank Loans

In May 1995 the Company signed an agreement with Creditanstalt Corporate Finance, Inc. for a one year loan up to $2.5 million, with an interest rate fluctuating daily, equal to the higher of the Creditanstalt prime rate of the Federal Funds Rate plus 1/2 of 1%. This loan is guaranteed by Peoples and is collateralized by the Smart Phone.

Note 9 - Subsequent Events

On July 21, 1995 the Company sold certain portable cellular phone assets to Shared Technologies Cellular, Inc ("STC") for $225,000. On November 13, 1995, Peoples sold certain assets subject to certain liabilities as well as assigned certain contracts of the Company to STC for approximately $6.3 million. Of the $6.3 million, $2.5 million represents consideration contingent upon future earnings which is not recognizable for financial reporting purposes at the time of the sale. Accordingly, recognizable consideration amounted to $3.8 million:
$0.3 million in cash; a $2.0 million promissory note bearing interest at 8.0% per annum, with principal and interest payable semiannually through 2000; STC will pay certain of the Company's liabilities, net of trade receivables as of November 1, 1995 for a total of $1.2 million; and 100,000 shares of STC common stock with an estimated value of approximately $225,000.

The sale included the following assets of the Company; the entire in-car phone fleet of approximately 15,000 Ericcson phones; patents pending on the computer operating system including Smart Phone technology and 1,530 Smart Phones; and computer equipment. The Company's contracts with rental car companies (see Note
7) and with certain carriers were assigned to STC along with manufacturing and royalty agreements for the Smart Phone.

Upon the November 13, 1995 sale, the Company ceased its business operations.

Peoples retained all liabilities in excess of $1.2 million assumed by STC, including any potential liabilities arising from the lawsuits described in note 4 and the approximately $1.6 million outstanding on the Bank Loan described in
Note 8 at November 13, 1995

Shared Technologies Inc.
Pro Forma Consolidated Balance Sheet
September 30, 1995
(unaudited)
                                                       (1)
                                                   STC Equity    Pro Forma
In thousands                             STI       Adjustment       STI
                                      ----------   ------------  ----------
CURRENT ASSETS:
  Cash                                 $1,410      $ (880)        $ 530

  Accounts receivable, less
allowance for doubtful accounts        11,588      (2,241)        9,347
  Other current assets                  1,895        (480)        1,415
                                      ----------   ------------  ----------
              Total current assets     14,893      (3,601)       11,292
                                      ----------   ------------  ----------


Equipment, at cost:
     Telecommunications equipment      29,500      (1,314)       28,186
     Office and data processing
     equipment                          6,132        (440)        5,692
                                    ----------   ------------  ----------
                                       35,632        (1,754)     33,878
  Less - Accumulated depreciation     (18,063)          592     (17,471)
                                      ----------   ------------  ----------
                                       17,569        (1,162)      16,407
                                      ----------   ------------  ----------
Other Assets                           14,617        (3,610)      11,007
Investment in STC
                                        2,903         2,903

                 Total assets         $47,079       $(5,470)     $41,609
                                     ==========   ============  ==========



CURRENT LIABILITIES:
  Notes payable and current portion of
long-term
      debt and capital lease
obligations                            $ 2,438       $    (7)         $2,431
  Accounts payable                      10,664        (3,770)          6,894
  Accrued expenses                        2,666        2,666
  Advanced billings                       1,248          (29)          1,219
                                       ----------   ------------  ----------
    Total current liabilities            17,016       (3,806)         13,210
                                      ----------   ------------  ----------

Long-Term Debt and Capital Lease Obligations,
     less current portion                 4,012           (1)          4,011
                                      ----------   ------------  ----------

Minority Interest in Net Assets of
Subsidiaries                              1,663       (1,663)             -
                                      ----------   ------------  ----------

Redeemable Put Warrant                      416           416
                                      ----------   ------------  ----------


STOCKHOLDERS'  EQUITY:
  STI Series C preferred stock                9             9
  STI Series D preferred stock                5             5

  Common Stock                               34            34
  Additional paid-in capital             44,647        44,647
  Accumulated deficit                  (20,723)       (20,723)
                                      ----------   ------------
       Total stockholders' equity       23,972              -      23,972
                                      ----------   ------------  ----------

Toral liabilities & stockholders' equity
                                        47,079     $   41,609      (5,470)
                                      ==========   ============  ==========





Shared Technologies Inc.
Pro Forma Consolidated Statement of Operations
For the Nine Months Ended
September 30, 1995                      (1)             (5)             (2)
            STC Equity         PTC           OTM          Pro Forma    Pro Forma
STI         Adjustment         Acquisition   Acquisition   Adjustments     STI

In thousands
Revenues
$43,674        $(9,160)       $               $1,958       $           $36,472

Cost of Revenue
 26,628         (5,531)                        1,233                    22,330
----------      --------   -------         ----------  ---------   -----------

Gross Margin
17,046           (3,629)                         725                    14,142


Selling, General & Administrative Expenses
16,116           (4,231)                         626 (2)     64         12,575
---------      ---------   ---------          ----------    --------  ---------

Operating Income (Loss)
  930              602                            99         (64)         1,567

Minority interest in net loss of subsidiary
  213             (213)
Gain on sale of subsidiary stock
1,375                                                                     1,375
Equity in (loss) of STC
                  (411)          (544)           (4)        (48)        (1,003)
Interest Expense
(574)               24                         (119) (2)    (34)          (774)
                                                     (2)    (71)
Interest Income
130                (2)                                                      128
-----------    ------------    ---------      ----------    --------   --------
Net Income (Loss)
2,074              -              (544)        (20)         (217)         1,293

Preferred Stock Dividends
(299)                                                                     (299)
---------      ---------      ---------      ----------   --------   -----------

Net Income(Loss) Applicable to
Common Stock
1,775           $    -           (544)        (20)         (217)           994

============   ============      =========    ==========  =========   =========


Shared Technologies Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended
December 31, 1994
           (1)           (5)            (2)           (3)
        STC Equity      PTC        OTM         Access        Pro Forma
STI     Adjustment      Acquisition Acquisition Acquisition   Adjustments

Revenues
$45,367  $(10,217)      $           $3,454     $9,181            47,785

Cost of Revenue
26,172    (5,293)                   2,254       6,384 (3)      56        29,573
-----   --------   -------         -------    --------    -------    ----------

Gross Margin
19,195   (4,924)                    1,200       2,797           (56)   18,212


Selling, General & Administrative Expenses
16,972   (4,274)       1,214       2,496 (2)        128         16,642
                                         (3)        106
-------  ----------    ---------  ----------    --------    --------    -----

Operating Income (Loss)

2,223     (650)                     (14)           301         (290)      1,570

Minority interest in net income of  subsidiaries
(128)       85                      (43)
Equity in earnings of STC
            517      (1,905)                         (4)     (265)     (1,653)
Interest Expense
(522)        65                     (151)            (2)      (67)       (817)
                                                     (2)     (142)
Interest Income
163        (17)                                    28                    174
Net Income(Loss) before taxes
1,736       -        (1,905)         (165)        329        (764)         (769)

Income tax credit
550

Net Income (Loss) before preferred dividends
2,286      -        (1,905)         (165)         329        (764)         (219)
Preferred Stock Dividends
(478)                                                 (3)     (60)         (538)
Net Income (Loss)  Applicable to Common Stock
1,808     $       (1,905)          (165)          329        (824)         (757)

                                      SHARED TECHNOLOGIES INC.
                         NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) STI owns 60.28% of the outstanding common stock of STC; formerly a consolidated subsidiary of STI. During December 1995 STC issued approximately $3,000,000 in voting preferred stock to third parties. While STI's ownership percentage did not change, the voting rights assigned to the voting preferred stock reduced STI's voting interest in STC to 42.7% this resulted in a loss of voting control over STC operations. Consequently the pro forma consolidated balance sheet was adjusted to account for STC on the equity basis; all assets and liabilities of STC were eliminated and a non current asset of $2,903,000 was recorded to reflect STI's equity investment in STC at September 30, 1995. The pro forma consolidated financial statements were adjusted to record STC's income or loss on the equity basis.


(2) In June 1995, STI purchased all the outstanding capital stock of OTM for an aggregate purchase price of $2,135,000. OTM provides telecommunications management services primarily to businesses located in executive office suites. The purchase was paid with $1,335,000 in cash and the issuance of a $800,00 note payable in quarterly installments of $30,0000 including interest at 8.59% over ten years . The acquisition was recorded as a purchase and the unallocated purchase price over fair market value of assets acquired was $1,915,000 which is being amortized over 15 years. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 include adjustments to record OTM operations for the periods prior to the acquisition in June 1995. Adjustments of $128,000 and $64,000 were recorded for additional goodwill amortization for the year ended December 31, 1994 and the nine months ended September 30, 1995 respectively. Adjustments for additional interest expense were recorded of $67,000 and $34,000 for the year ended December 31, 1994 and the nine months ended September 30, 1995 respectively related to the $800,000 note. Adjustments for additional interest expense were recorded of $142,000 and $71,000 for the year ended December 31, 1994 and the nine months ended September 30, 1995 respectively related to the estimated interest cost at 10.5% on additional borrowings of $1,355,000 required to obtain the cash paid to acquire OTM.


(3) In June 1994, STI acquired all of the partnership interests in Access. The purchase price was $9,252,000, of which $4,252,000 was paid in cash and the balance through the issuance of 400,000 shares of Series E Preferred Stock valued at $3.75 per share and 700,000 shares of Series F Preferred Stock valued at $5.00 per share. The acquisition was recorded as a purchase and the unallocated purchase price over fair market value of assets acquired was $8,500,000, which is being amortized over 40 years. The pro forma consolidated statements of operations for the year ended December 31, 1994 include an adjustment to record Access operations for the first six months of 1994. An adjustment of $106,000 was recorded to reflect additional goodwill amortization expense for the year ended December 31, 1994. Additional depreciation expense, related to fair market value of fixed assets acquired, of $56,000 was recorded for the year ended December 31, 1994. Additional preferred stock dividends of $60,000 was recorded to reflect an additional six months on 400,000 shares with an 8% coupon and a value of $3.75 per share for the year ended December 31, 1994.


(4) In May and June 1995 STI's subsidiary STC completed its purchase of Cellular Hotline Inc. for $617,000. The $617,000 was comprised of $367,000 in cash and the issuance of 50,000 shares of STC common stock. Adjustments were recorded to reflect the effect of this acquisition on the equity in earnings or loss for the year ended December 31, 1994 and the nine months ended September 30, 1995 respectively.


(5) In November 1995 STI's subsidiary STC completed its purchase of certain assets and liabilities of PTC Cellular Inc. Adjustments were recorded to reflect the effect of this "pending acquisition" on the equity in earnings or loss for the year ended December 31, 1994 and the nine months ended September 30, 1995 respectively.

                                                    SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            SHARED TECHNOLOGIES INC.



                                            By:  /s/ Vincent DiVincenzo
                                            Vincent DiVincenzo
                                            Senior Vice President-Finance
                                            and Administration, Treasurer,
                                            Chief Financial Officer


                                            Date:  February 2, 1996